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NEWS RELEASE
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DENNY’S REPORTS SAME-STORE SALES AND PRELIMINARY RESULTS FOR THE SECOND QUARTER OF 2008

Spartanburg, S.C., July 14, 2008 – Denny’s Corporation (NASDAQ: DENN) today reported same-store sales for its company-owned and franchised restaurants during the quarter ended June 25, 2008 compared with the related period in fiscal year 2007.

	2nd Quarter		Year-to-Date
	2008	2007	2008	2007
Same-Store Sales
Company Restaurants	(0.7%)	2.8%	0.0%	0.5%

Franchised Restaurants	(3.7%)	4.0%	(2.3%)	1.6%

System-wide Restaurants	(2.8%)	3.6%	(1.6%)	1.2%

Company Restaurant Sales Detail
Guest Check Average	6.4%	3.6%	6.1%	3.1%
Guest Counts	(6.7%)	(0.8%)	(5.7%)	(2.6%)

Denny’s ended the second quarter with system mix of  77% franchised and licensed restaurants and 23% company restaurants compared with 68% franchised and licensed restaurants and 32% company restaurants at the end of the related period in fiscal 2007.  During the second quarter, Denny’s opened two new company restaurants, closed one and sold 20 company restaurants to franchisee operators.  Also during the second quarter, franchisees opened two new restaurants, closed eight and purchased 20 company restaurants.

Based on preliminary, unaudited results for the second quarter of 2008, Denny’s expects adjusted income before taxes to be in the range of $5.0 to $5.5 million compared with $1.5 million in the prior year period.  The improvement in Denny’s second quarter results is due primarily to growth in its higher-margin franchise business and proactive menu management, as well as lower depreciation expense from asset sales and lower interest expense from debt reduction.  In addition, the company expects to report total operating revenue of approximately $190.0 million compared with $240.9 million in the prior year period due primarily to the sale of 137 company restaurants over the last four quarters.

 Nelson Marchioli, President and Chief Executive Officer, stated, “Our ability to deliver improved results during the second quarter, despite a difficult operating environment, is reflective of management’s focus on optimizing our business model and streamlining our cost structure.  We also improved operating margins at our company restaurants despite the cost pressures impacting our industry.  We will continue to focus on providing our customers compelling new menu items that deliver value while driving profitable food cost margins.”

Further Information

Denny’s expects to release financial and operating results for its second quarter ended June 25, 2008 after the markets close on Tuesday, July 29, 2008.

Denny’s is America’s largest full-service family restaurant chain, consisting of 354 company-owned units and 1,191 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2007 (and in the Company’s subsequent quarterly reports on Form 10-Q).